                            STOCKHOLDER'S AGREEMENT





                                               PART OF THE DEFINITIVE AGREEMENTS
                                                              REFERRED TO IN THE
                                                     PURCHASE AND SALE AGREEMENT
                                                    BETWEEN HERCULES AND ALLIANT

                               TABLE OF CONTENTS

                            STOCKHOLDER'S AGREEMENT


SECTION                                                                                                PAGE
-------                                                                                                ----
   1.    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   2.    Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   3.    Board Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   4.    Voting and Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   5.    Acquisition of Voting Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   6.    Certain Prohibited Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   7.    Disposition of Voting Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   8.    Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   9.    Legend on Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  10.    Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  11.    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  12.    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  13.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  14.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  15.    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  16.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  17.    Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  18.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  19.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  20.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  21.    Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                            STOCKHOLDER'S AGREEMENT


         STOCKHOLDER'S AGREEMENT, dated March 15, 1995 (the "Agreement"), between ALLIANT TECHSYSTEMS INC., a Delaware corporation (the "Company"), and HERCULES INCORPORATED, a Delaware corporation (the "Stockholder").

         WHEREAS, simultaneously with the execution of this Agreement, pursuant to a Purchase and Sale Agreement, dated as of October 28, 1994 (the "Transaction Agreement"), between the Company and the Stockholder, (i) the Stockholder is selling to the Company, and the Company is purchasing from the Stockholder, the HAC Business (as defined in the Transaction Agreement) and
(ii) in consideration therefor, the Company is delivering to the Stockholder the Cash Portion of the Purchase Price (as defined in the Transaction Agreement) and is issuing to the Stockholder 3,862,069 shares of the Company's common stock, par value $.01 per share (the "Common Stock"); and

         WHEREAS, the Company and the Stockholder desire to establish in this Agreement certain terms and conditions of the Stockholder's relationship with the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Transaction Agreement, the parties hereto agree as follows:

         1.      Representations and Warranties.

                 (a) The Company represents and warrants to the Stockholder as follows:

                          (i)     The Company has full power and authority to
execute, deliver and perform this Agreement;

                          (ii)    This Agreement has been duly and validly
authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (x) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights, (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (z) the rights to indemnity and contribution hereunder may be limited by federal or state securities laws or the public policy underlying such laws;

                          (iii)   The execution, delivery and performance of
this Agreement by the Company do not violate or conflict with or constitute a default under the Company's certificate of incorporation, by-laws or any material agreement to which it is a party or by which it or its property is bound;

                          (iv)    As of the date hereof, no other party is
entitled to any registration or similar right with respect to any securities of the Company; and

                          (v)     The Company is not aware of any voting trust,
voting agreement or arrangement with respect to any of its voting securities.

                 (b) The Stockholder represents and warrants to the Company as follows:

                          (i)     The Stockholder has full power and authority
to execute, deliver and perform this Agreement;

                          (ii)    This Agreement has been duly and validly
authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (x) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights, (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (z) the rights to indemnity and contribution hereunder may be limited by federal or state securities laws or the public policy underlying such laws;

                          (iii)   The execution, delivery and performance of
this Agreement by the Stockholder do not violate or conflict with or constitute a default under the Stockholder's certificate of incorporation, by-laws or any material agreement to which it is a party or by which it or its property is bound;

                          (iv)    As of the date hereof, neither the
Stockholder, nor any of its "controlled affiliates" (as defined below), beneficially own any shares of Common Stock (or any options, warrants, rights or other securities exercisable for, exchangeable for or convertible into shares of Common Stock, whether immediately or after the passage of time (collectively, "Conversion Securities")) other than shares issued pursuant to the Transaction Agreement and shares owned by the trustee of any Exempt Plan (as defined below); and

                          (v)     The Stockholder is acquiring the shares of
Common Stock pursuant to the Transaction Agreement for investment purposes only and not with a view to the distribution thereof in violation of any applicable state or federal securities laws.

                 (c) As used in this Agreement, the term "controlled affiliate" means any corporation, partnership or other entity that is "controlled by", "controlling" or "under common control with" (as such terms are defined under Rule 405 under the Securities Act of 1933 (the "Securities Act") the applicable party, and for purposes hereof, when such term is used with respect to the Stockholder, shall include all directors of the Stockholder who are also officers of the Stockholder.

         2. Term of Agreement. The term (the "Term") of this Agreement shall commence on the date hereof and shall continue until the earlier to occur of (i) the fifth anniversary of the Closing Date and (ii) the date on which the Voting Power of the Voting Securities beneficially owned by the Stockholder and its controlled affiliates shall represent less than five percent (5%) of the Total Voting Power; provided, however, that the provisions of Section 8 hereof shall survive any termination of this Agreement other than pursuant to the preceding clause (ii). For the purposes of this Agreement, (i) the term "Voting Securities" shall mean all securities of the Company entitled to vote generally in the election of directors of the Company, (ii) any reference to the Stockholder's and its controlled affiliates' beneficial ownership of Voting Securities shall exclude all Voting Securities held by any pension, savings or employee benefit plan of the Stockholder, the trustee(s) of which make the investment decisions with respect to the plan funds and the decisions with respect to the voting of shares of stock purchased with plan funds independently of the Stockholder and the Stockholder's controlled affiliates (for purposes of this Agreement, any such pension, savings or employee benefit plan shall be referred to as an "Exempt Plan"), (iii) the term "Voting Power" shall mean voting power in the general election of directors of the Company, and (iv) the term "Total Voting Power" shall mean the total combined Voting Power of all the Voting Securities then outstanding.

         3.      Board Representation.

                 (a) During the Term, the Board of Directors of the Company (the "Board") shall consist of ten members, of which: (i) until August 1, 1996, four members (or such fewer number as may be agreed to by Capstay Partners, L.P. ("Capstay") and, thereafter, three members (or such fewer number as may be agreed to by Capstay)), shall be designees of Capstay; (ii) no more than two members shall be employees of the Company or its subsidiaries, one of whom shall be the chief executive officer of the Company; and (iii) two members shall be designees of the Stockholder. During the Term, the Company shall use its best efforts and shall exercise all authority under applicable law to cause to be elected or appointed, as the case may be, (x) as directors of the Company a slate of directors consisting of individuals meeting the requirements of the previous sentence, (y) (I) as chairman of the Executive/Finance Committee of the Board, the Chairman of the Board, (II) as chairman of the Personnel and Compensation Committee of the Board, a designee of Capstay, and (III) as chairman of the Nominating Committee of the Board, a designee of the Stockholder and (z) as members of such Nominating Committee (in addition to the chairman), a designee of Capstay and a director of the Company that is not a designee of the Stockholder or Capstay or an employee of the Company. Any nominees, and any alternate or successor nominees, designated by the Stockholder must be reasonably satisfactory to the directors of the Company who are neither employees of the Company nor affiliates or designees of the Stockholder; provided, however, that nominees who are executive officers or directors of the Stockholder shall not be subject to the foregoing requirement unless and until either (i) the Stockholder becomes a party to any business combination transaction and is not the surviving corporation thereof, or (ii) any "person" or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner of Voting Securities of the Stockholder representing more than fifty percent (50%) of the total combined Voting Power of all then outstanding Voting Securities of the Stockholder.

                 (b) Notwithstanding the provisions of Section 3(a), the Stockholder shall not be entitled to designate any person as a nominee for election to the Board if the election of such person would result in any violation of applicable law or order of any Authority, or render the Company unable in any material respect to conduct its business.

                 (c) Any director who has been designated by the Stockholder shall not be entitled to vote in respect of any action taken by the Board or the Company relating to any business transaction between the Company and the Stockholder or relating to this Agreement or any of the other Definitive Agreements, or any amendment, modification or waiver hereof or thereof.

                 (d) In the event that the nominees designated by the Stockholder are not nominated to serve on the Board as set forth above, other than through the fault of the Stockholder, the provisions of Sections 3, 4, 5, 6 and 7 of this Agreement shall automatically terminate and be of no further force or effect.

         4. Voting and Other. (a) Each of the Stockholder and Capstay agree that, during the Term (i) it will, and will cause their respective controlled affiliates to, be present, in person or represented by proxy, at all stockholder meetings of the Company for the election of directors, so that all Voting Securities beneficially owned by it and its controlled affiliates shall be counted for the purpose of determining the presence of a quorum for the election of directors at such meetings, and (ii) it will, and will cause its controlled affiliates to, vote, or act by consent with respect to, all Voting Securities beneficially owned by it and its controlled affiliates for the election of the nominees for the Board nominated by the nominating committee of the Board, so long as such nominees consist of individuals meeting the requirements of the first sentence of Section 3(a) hereof. Other than the foregoing, there shall be no restrictions on the Stockholder's or its controlled affiliates' or Capstay or its controlled affiliates' ability to vote any Voting Securities.

                 (b) Neither the Stockholder or its controlled affiliates, nor Capstay or its controlled affiliates shall participate in the Closing Repurchase (as defined herein).

         5. Acquisition of Voting Securities. During the Term, the Stockholder will not, and will cause each of its controlled affiliates not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, any Voting Securities or Conversion Securities; provided, however, that the Stockholder and its controlled affiliates may acquire Voting Securities and/or Conversion Securities pursuant to this Agreement: (a) as provided in the Transaction Agreement, (b) by way of stock dividends, stock splits, reorganization, recapitalization, merger, consolidation or other similar transactions made available to holders of Common Stock generally, or
(c) in open market or privately negotiated transactions which do not violate the federal securities laws if, after giving effect to such transactions, the Stockholder and its controlled affiliates would not beneficially own more than 40% of the Total Voting Power. If, at any time during the Term, the Stockholder and its controlled affiliates shall become the beneficial owners of more than 40% of the Total Voting Power as a result of purchases of Common Stock by the Company, recapitalizations or other comparable actions by the Company, the Stockholder and/or its controlled affiliates will promptly, and in any event within 60 days after becoming aware of such fact, sell such number of Voting Securities or Conversion Securities as shall be necessary to reduce the beneficial ownership interest of the Stockholder and its controlled affiliates to 40% or less of the Total Voting Power in compliance with the provisions of this Agreement (other than Section 7(a) or (b) below) .

         Notwithstanding any other provision of this Agreement (i) any Voting Securities acquired by the Stockholder or its controlled affiliates subsequent to the date hereof and within the Term shall be subject only to the provisions of Sections 4, 5 and 6 of this Agreement and shall not be subject to any other provision of this Agreement and
(ii) purchases of Voting Securities or Conversion Securities made by the trustees of any Exempt Plan shall not be construed as purchases by the Stockholder or its controlled affiliates.

         6. Certain Prohibited Actions. During the Term, without the prior written consent of the Company duly authorized by the Board, the Stockholder will not, and will cause each of its controlled affiliates not to, singly or as part of a "group", directly or indirectly, through one or more intermediaries (i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Voting Securities (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person or entity with respect to the voting of any Voting Securities; (ii) initiate, propose, or participate in the solicitation of stockholders for the approval of, one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce any other individual or entity to initiate any stockholder proposal relating to the Company; (iii) form, join, influence or participate in a "group", act in concert with any other person or entity or otherwise become a "person", for the purpose of acquiring, holding, voting or disposing of any Voting Securities or taking any other actions prohibited under this Section 6;
(iv) make any proposal or, except as may be required by law, any public announcement relating to a tender or exchange offer for any Voting Securities, or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or its material assets; (v) act, alone or in concert with others (including by providing financing for another party), to seek or offer to control the Company (provided that actions of the Stockholder's nominees on the Board pursuant to Section 3(a) shall not be deemed a violation of the foregoing); (vi) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof; (vii) disclose any intention, plan or arrangement inconsistent with the foregoing prohibitions or advise or assist any other person in connection with the foregoing prohibitions; or (viii) seek, request or propose any waiver, modification, amendment or termination of any provision of Section 5 or Section 6 of this Agreement (other than any request or proposal made or solicited by the Company or a request by the Stockholder to the Company to obtain clarification of any provision of this Agreement);

provided, however, that nothing contained herein shall prohibit the Company from publicly announcing its position with respect to any matter concerning the Company.

         7.      Disposition of Voting Securities.

                 (a) Except as specifically provided in Section 5 hereof, until the first anniversary of the date hereof and subject to the provisions of Sections 7(d), (e) and (f) below, the Stockholder shall not, and shall cause its controlled affiliates not to, transfer any Voting Securities, whether by sale, assignment, pledge, encumbrance, gift, bequest, appointment or otherwise, without the prior written consent of the Company in each instance.

                 (b) Except as specifically required in Section 5 or 8 hereof, from and after the first anniversary of the date hereof, the Stockholder and its controlled affiliates may freely sell or transfer Voting Securities, subject to (i) compliance with federal and state securities laws and (ii) the provisions of this Section 7(b) and Section 7(c) below. In the case of any proposed sale or transfer pursuant to this Section 7(b), the Stockholder shall, and shall cause its controlled affiliates to, comply with the following provisions:

                          (i)     Promptly upon receipt of a bona fide offer or
the finalization of the terms of a proposed sale or transfer of Voting Securities to a third party, the Stockholder or its controlled affiliate shall notify the Company in writing of its intention to sell, transfer or dispose of such Voting Securities, specifying the number of Voting Securities proposed to be sold or transferred, the identity or identities of the prospective purchaser or purchasers thereof, the proposed purchase price therefor, the manner of sale and the material terms of any agreement relating thereto. Such notification shall hereinafter be referred to as the "Stockholder Notice".

                          (ii)    The Company shall have the right, exercisable
by written notice of exercise given to the Stockholder or its controlled affiliate within 5 business days following receipt by the Company of the Stockholder Notice to purchase (or to cause a person or persons designated by the Company to purchase) all, but not less than all, of the Voting Securities specified in such Stockholder Notice at the price, in the manner and on the terms specified therein. If the purchase price specified in the Stockholder Notice includes any property other than cash, the purchase price at which the Company (or its designee) shall be entitled to purchase shall be (x) the amount of cash, if any, specified in such Stockholder Notice plus (y) cash in an
amount equal to the value of the property specified therein.   In
the event that the purchase price specified in the Stockholder Notice includes property other than cash, and the Company notifies the Stockholder of its irrevocable determination to exercise its right to purchase all of the Voting Securities specified in the Stockholder Notice so long as the value of such property does not exceed an amount specified in the Company's notice, which represents the Company's good faith estimate of the value of such property (the "Company's Valuation"), and the Stockholder or its controlled affiliate does not agree with such value, the value of such property shall be determined by two independent financial advisors, one such financial advisor to be selected by the Company and another to be selected by the Stockholder or its controlled affiliate, in each case, within 5 days after notice is given from the Stockholder or its controlled affiliate, to the other party, to the effect that they are unable to agree as to such value. If, within 5 days after being selected, the two financial advisors have not agreed as to such value, a third financial advisor shall be selected within 5 days thereafter by the mutual consent of the first two financial advisors, or, if such first two financial advisors shall fail to agree upon the selection of a third financial advisor in such time, such selection shall be made as promptly as practicable by the American Arbitration Association. Within 5 days of its selection, the third financial advisor shall determine the value of such property, which determination shall be final and binding on all parties hereto. The Company and the Stockholder or its controlled affiliate shall each bear the costs incurred in connection with the retention of the respective financial advisor selected by them. All costs incurred as a result of the retention of a third financial advisor (including any costs incurred in connection with the assistance provided by American Arbitration Association) shall be borne equally between the Company, on the one hand, and the Stockholder or its controlled affiliate, on the other hand. In the event that the value of such property as determined pursuant to the preceding sentence is (a) less than or equal to the Company's Valuation, the Company shall be deemed to have exercised its right to purchase all of the Voting Securities specified in such Stockholder Notice as of the date that the purchase price was determined pursuant to this clause (ii) and (b) greater than the Company's Valuation, the Company shall have five business days from such date to determine whether to purchase the Voting Securities specified in such Stockholder's Notice at the purchase price determined pursuant to this clause (ii).


                          (iii)   If the Company exercises its option to
purchase all, but not less than all, of the Voting Securities being offered (including by designation of another purchaser or purchasers), the closing of the purchase of such Voting Securities shall take place as promptly as practicable, but (unless extended as provided herein) in no event shall such closing take place more than 5 business days after the later of (a) the date the Company gives notice of such exercise; and (b) the date the purchase price for such Voting Securities was determined pursuant to clause (ii) above; provided that, if any governmental or regulatory approval is required for the closing of such purchase, the Company and the Stockholder shall each use their respective best efforts to obtain such approval as promptly as practicable and such closing shall occur not later than 5 days after such approval is obtained.

                          (iv)    Notwithstanding anything contained herein,
the Company shall not have the right to transfer its right of first refusal contained herein to any purchaser or purchasers, if the nature or identity of such purchaser or purchasers is reasonably likely to delay the closing of such purchase for a longer period of time than if the Company were the purchaser.

                          (v)     If the Company elects not to exercise, or
fails to exercise within the time specified for such exercise, its option provided herein in respect of any particular Stockholder Notice, the Stockholder or its controlled affiliate shall be free, during the period of 90 calendar days following the last day of the period during which the Company was permitted to exercise such option (or any earlier date on which the Company gives notice of an election not to exercise such option), or such period longer than 90 days as may be reasonably necessary for the Stockholder to obtain all requisite governmental approvals, to sell the Voting Securities specified in the Stockholder Notice in the manner, to the purchasers and on the terms and for not less than the consideration specified in such Stockholder Notice. Any proposed transfer by the Stockholder or its controlled affiliate of Voting Securities other than in accordance with the provision hereof or after the expiration of the applicable 90-calendar day period referred to in this clause
(v) will give rise to a separate right of first refusal of the Company pursuant to the provisions of this Section 7(b).

                          (vi)    Notwithstanding the foregoing provisions of
this Section 7(b), following the second anniversary of the date hereof, the Stockholder may, from time to time, sell pursuant to Rule 144 under the Securities Act (or any successor provision) the number of Voting Securities then permitted under Rule 144 (or any successor provision) without compliance with the foregoing provisions of this Section 7(b).

                 (c) The Stockholder shall not, and shall cause its controlled affiliates not to, at any time during the Term, knowingly sell or transfer Voting Securities to (x) any person (including that person's controlled affiliates and any group in which that person or its controlled affiliates shall be a member if the Stockholder knows of the existence of such a group or affiliates), other than an underwriter in connection with a public offering of Voting Securities, which would, after giving effect to such sale or transfer, beneficially own in the aggregate Voting Securities representing in excess of 10% of the Total Voting Power, or (y) any Foreign Person. For purposes of this Agreement, the term "Foreign Person" shall have the meaning given to it under the Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons, 56 Fed. Reg. 58,774 et seq. (November 21, 1993) (31 C.F.R. Part 800).

                 (d) Notwithstanding anything to the contrary in this Agreement, the Stockholder and its controlled affiliates shall be free without any restrictions at all times during the Term to sell or transfer Voting Securities (i) if a third party makes a bona fide offer to purchase Voting Securities which represent more than fifty percent (50%) of the Total Voting Power of the outstanding Voting Securities, which offer is approved and recommended by the Board (if such recommendation shall not have been withdrawn or adversely modified prior thereto), (ii) if a third party acquires beneficial ownership of Voting Securities which represent 30% or more of the Total Voting Power of the outstanding Voting Securities, (iii) to the Company pursuant to any offer made by the Company to repurchase Voting Securities made to all stockholders generally (other than the repurchase, by tender offer, open market purchase, recapitalization or otherwise, of up to 1.5 million shares of Common Stock to be consummated within six months of the date hereof (the "Closing Repurchase")), or (iv) at any time after the first anniversary of the date hereof on the New York Stock Exchange (or any other national securities exchange on which the Common Stock is then listed), in the event that the Company publicly announces or continues to effect a stock repurchase program.

                 (e) Notwithstanding anything to the contrary in this Agreement, the Stockholder may from time to time sell or transfer free of any restriction other than as set forth below (the "Permitted Disposition") to selected individuals who are directors, officers or employees of the Stockholder up to a maximum of 350,000 shares of Voting Securities, in the aggregate, during the Term. Any shares disposed of pursuant to the Permitted Disposition will be included in calculating the Stockholder's ownership of Voting Securities for the purposes of Section 5 above. The Stockholder agrees to take all action necessary to ensure that such shares are not sold prior to the first anniversary of the date hereof and remain subject to Section 7(c) above.

                 (f) The Stockholder agrees to notify the Company promptly if the Stockholder receives written or oral notice that any United States government agency is alleging that the Stockholder is under "foreign ownership, control or influence" within the meaning of the Department of Defense Industrial Security Manual (as defined in the Transaction Agreement). Upon the Company's receipt of either (a) such notice from the Stockholder or (b) notice from any United States government agency that the United States government considers the Company to be under such "foreign ownership, control or influence" due to the Stockholder's ownership of the Company's securities, the Stockholder shall cooperate with the Company in the development of a plan of action to insure continuation of the Company's facilities security clearances. The Stockholder agrees that it shall either (x) agree to all such arrangements as the United States government may require to nullify or negate the effects of the foreign ownership, control or influence on the Company and thereby enable the Company to retain its eligibility for facilities security clearances or (y) if arrangements satisfactory to the United States government are not in effect within 90 days from the date of the Company's receipt of the aforesaid notice (or such shorter period as may be prescribed by the United States government), then the Stockholder shall (i) immediately cease to have any rights to designate any person to the Board and (ii) sell, and cause each of its controlled affiliates to sell, all of its Voting Securities (or so much thereof as shall be necessary to nullify or negate the aforesaid effects) in compliance with (x) clauses (i), (ii), (iii) and (iv) of paragraph (b) and paragraph (c) of Section 7 above or (y) paragraph 8 below, as soon as practicable, but in any event within 120 days after the end of such 90-day period (or such shorter period). In order to effectuate such sale, the Stockholder shall be entitled to request the registration of the Voting Securities owned by it pursuant to the provisions of Section 8(a) below. Such 120-day period shall be extended for the period of any postponement by the Company under the provisions of
Section 8.

         8.      Registration Rights.

                 (a)      (i)     At any time commencing 270 days after the
date hereof and continuing thereafter until the date on which the Stockholder and its controlled affiliates own Voting Securities representing less than 5% of the Total Voting Power, the Stockholder shall have the right to make written demand upon the Company (each, a "Stockholder Demand"), on not more than three separate occasions (subject to the provisions of this Section 8), to register under the Securities Act all or any portion of the shares of Voting Securities issued to it pursuant to the Transaction Agreement and owned by the Stockholder or its controlled affiliates (the shares subject to such demand hereunder being referred to as the "Subject

Stock"), which Stockholder Demand shall specify the intended method or methods of disposition of such Subject Stock and the Company shall use its best efforts to cause such shares to be registered under the Securities Act as soon as reasonably practicable so as to permit promptly the disposition thereof in accordance with the intended method or methods of disposition stated in the Stockholder Demand (including, but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act (a "Rule 415 Offering") if the Company is then eligible to register such Subject Stock on Form S-3 (or a successor form); so long as at the time of the Stockholder Demand relating to such Rule 415 Offering, the Stockholder represents to the Company that it has a present intention to sell all of the Subject Stock included in such Stockholder Demand); provided, however, that each such demand shall cover at least 750,000 shares of Subject Stock (subject to adjustment for stock splits, reverse stock splits and stock dividends after the date hereof). In connection therewith, the Company shall prepare, and as promptly as practicable (and in any event within 60 days of the receipt of the request), file, on Form S-3 if permitted or otherwise on the appropriate form, a registration statement under the Securities Act to effect such registration. The Stockholder agrees to provide all such information and materials and to take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the Securities Act and the Securities and Exchange Commission (the "Commission") and to obtain any desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriters shall be a nationally recognized investment banking organization selected by the Stockholder and be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed), and the Company, the Stockholder and such underwriters shall enter into an underwriting agreement containing customary terms and conditions.

                          (ii)    Notwithstanding the foregoing, the Company
(w) shall not be obligated to cause a registration statement pursuant to this
Section 8(a) to become effective prior to the first anniversary of the date hereof, (x) shall not be obligated to prepare or file more than one registration statement pursuant to this Section 8(a) during any twelve-month period, (y) shall not be obligated to cause any special audit to be undertaken in connection with any such registration and (z) shall be entitled to postpone for a reasonable period of time, but not in excess of 90 days, the filing of any registration statement otherwise required to be prepared and filed by the Company if (1) the Company is, at such time, conducting or about to conduct an underwritten public offering of securities and is advised by its managing underwriter or underwriters that such offering would in its or their opinion be materially adversely affected by the registration so requested (any postponement pursuant to this clause (1) shall be referred to as a "Company delay") or (2) the Company determines in its reasonable judgment and in good faith that the registration and distribution of the shares of Subject Stock would interfere with any pending or imminent material financing (other than an underwritten public offering), acquisition, disposition, corporate reorganization or other material transaction or development involving the Company. In no event shall the Company invoke a Company delay more than once in any twelve-month period. In the event of any Company delay, the Stockholder shall have the right to withdraw the request for registration by giving written notice to the Company within 20 days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall be ignored for purposes of determining the number of registrations to which the Stockholder is entitled pursuant to this Section 8(a)) and following any such delay, the Company will not file any registration statement (other than for purposes of a stock option or other employee benefit plan) without providing the Stockholder (x) with notice that the Company delay is no longer in effect and (y) an opportunity for 30 days to exercise its rights to a demand registration statement.

                          (iii)   In the event that, at any time while any Rule
415 Offering remains effective, the Company determines in its reasonable judgment and in good faith that the sale of Subject Stock would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential or that the Company is unable to comply with SEC requirements, the Stockholder shall, upon written notice of such good faith determination, suspend sales of Subject Stock for a period (a "Blackout Period") beginning on the date of receipt of such notice and expiring on the earlier of (x) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to comply with SEC requirements, as the case may be, and (y) 45 days after the receipt of such notice from the Company.

                          (iv)    The Company shall agree not to effect any
public sale or distribution of any Voting Securities within 15 days before and 90 days (or such shorter period as may be agreed by the parties hereto) after, the effective date of any registration statement filed pursuant to Section 8(a) (except as part of such underwritten registration or pursuant to registration of securities to be issued pursuant to a stock option or other employee benefit or similar plan or securities to be proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation).

                          (v)     The Company and any other stockholder having
"piggyback" registration rights shall be entitled to register securities on any registration statement filed pursuant to Section 8(a), provided that if the offering pursuant to such registration statement is to be made by or through underwriters, the Company and/or any such stockholder agree to offer its stock by or through the underwriters selected by the Stockholder and execute an underwriting agreement in customary form; provided, further, that if the underwriter managing the offering advises the Stockholder in writing that in the underwriter's opinion the inclusion of such stock (or any portion thereof) would materially adversely affect such offering, the Company and the other stockholders shall reduce or eliminate the shares they propose to register (among them as they may agree), to the extent required to eliminate such material adverse effect. If the Company or any other Stockholder has been permitted to participate in a proposed offering pursuant to this Section 8(a), the Stockholder may determine not to consummate the sale of such Subject Stock, in which event, it will have no liability to the Company or such other Stockholder and, in the event that the Company or such other person(s) determine to go forward with the registration, such registration statement will be ignored for purposes of determining the number of registrations to which the Stockholder is entitled pursuant to Section 8(a).

                 (b) If, at any time commencing after the first anniversary of the date of this Agreement and continuing thereafter until the Stockholder and its controlled affiliates own Voting Securities representing less than 5% of the Total Voting Power, the Company proposes to register any Voting Securities under the Securities Act (other than (i) pursuant to Section 8(a) above, (ii) securities to be issued pursuant to a stock option or other employee benefit or similar plan, or (iii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation), the Company shall, as promptly as practicable, give written notice to the Stockholder of the Company's intention to effect such registration. If, within 15 days after receipt of such notice, the Stockholder submits a written request to the Company (a "Stockholder Request") specifying the amount of Subject Stock that it proposes to sell or otherwise dispose of in accordance with this Section 8(b), the Company shall use its best efforts to include the shares specified in the Stockholder's request in such registration. Notwithstanding the foregoing, if the offering pursuant to such registration statement is to be made by or through underwriters, the Company shall not be required to include Subject Stock therein if either (A) the Stockholder does not agree to offer its stock by or through the underwriters selected by the Company for the registration of the shares of Voting Securities and execute an underwriting agreement in customary form or (B) the underwriter managing the offering advises the Stockholder in writing that in the underwriter's opinion the inclusion of such stock (or any portion thereof) would materially adversely affect such offering; provided, however, that (x) in the case of a registration statement to effectuate the sale of securities for the account of the Company, the Stockholder shall, after inclusion of the Company shares, be treated on a pro rata basis with any other stockholder included in such registration, based on the number of shares proposed to be registered by each such stockholder and
(y) in the case of a registration statement filed at the request or demand of another stockholder, shall be treated on a similar pro rata basis with all other selling stockholders after giving priority to the stockholder making such request or demand. No registration effected under this Section 8(b) shall relieve the Company of its obligation to effect any registration upon request under Section 8(a). If the Stockholder has been permitted to participate in a proposed offering pursuant to this Section 8(b), the Company thereafter may determine either not to file a registration statement relating thereto, or to withdraw such registration statement, or otherwise not to consummate such offering, without any liability hereunder other than the expenses referred to in Section 8(e).

                 (c) The Stockholder, and any underwriters participating in such offering, shall use all reasonable efforts to effect as wide a distribution of the Stockholder's shares offered pursuant to the registration statement as is reasonably practicable, and in no event shall any sale (other than a sale to underwriters making such a distribution) of shares of Subject Stock be made knowingly to (i) any person (including its affiliates and any group in which that person or its affiliates shall be a member if the Stockholder or underwriters know of the existence of such a group or affiliate) that, after giving effect to such sale, would beneficially own Voting Securities representing 10% or more of the Total Voting Power or (ii) any Foreign Person. The Stockholder shall secure the agreement of the underwriters, in connection with any underwritten offering of its Subject Stock pursuant to Section 8(a), to comply with the foregoing.

                 (d) In connection with any offering of shares of Subject Stock registered pursuant to Section 8(a) or (b), the Company shall (i) furnish to the Stockholder such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as it may reasonably request, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current; (ii)(A) use its best efforts to register or qualify the Subject Stock covered by such registration statement under such blue sky or other state securities laws for offer and sale as the Stockholder shall reasonably request and (B) keep such registration or qualification in effect for so long as the registration statement remains in effect; provided, however, that the Company shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed or subject itself to taxation in any jurisdiction wherein it would not otherwise be subject to tax but for the requirements of this Section 8(d); (iii) use its best efforts to cause all shares of Subject Stock covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Company to enable the Stockholder to consummate the disposition of such shares of Subject Stock; (iv) notify the Stockholder, at any time when a prospectus relating to the registration of its Subject Stock is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading and (subject to the good faith determination of the Board as to whether to permit sales under such registration statement), at the request of the Stockholder promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading; (v) comply with all applicable rules and regulations of the Commission; (vi) use its best efforts to list, if required by the rules of the applicable securities exchange or, if securities of the same class are then so listed, the Subject Stock covered by such registration statement on the New York Stock Exchange or on any other securities exchange on which the Subject Stock is then listed; (vii) before filing any registration statement or any amendment or supplement thereto, and as far in advance as is reasonably practicable, furnish to the Stockholder and its counsel copies of such documents; the Company shall not file any such document which contains statements referring to the Stockholder to which the Stockholder shall reasonably object; and (viii) reasonably cooperate with the Stockholder in effecting any underwritten offering, including causing its officers and employees to participate in any "road shows" or similar presentations relating thereto. In connection with any offering of Subject Stock registered pursuant to this Section 8, the Company shall (x) furnish to the underwriter, if any, or the Stockholder unlegended certificates representing ownership of the Subject Stock being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. Upon any registration becoming effective pursuant to Section 8(a), the Company shall use its best efforts to keep such registration statement current and to comply with the provisions of the Securities Act with respect to the disposition of all Subject Stock for a period of 90 days (or 180 days, if the Company is eligible to use a Form S-3, or successor form), plus in either case, with respect to a Rule 415 Offering, a period of time equal to any Blackout Period, or such shorter period as shall be necessary to effect the distribution of the Subject Stock.

         The Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (iv) of this Section 8(d), it will forthwith discontinue its disposition of Subject Stock pursuant to the registration statement relating to such Subject Stock until its receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (iv) of this Section 8(d) and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies then in its possession of the prospectus relating to such Subject Stock current at the time of receipt of such notice. If the Stockholder's disposition of Subject Stock is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit dispositions of Subject Stock by the Stockholder for an aggregate of 90 days (or 180 days, if the Company is eligible to use a Form S-3, or successor form), plus in either case, with respect to a Rule 415 Offering, a period of time equal to any Blackout Period, whether or not consecutive, the registration statement shall be ignored for purposes of determining the number of registrations to which the Stockholder is entitled pursuant to Section 8(a).

                 (e)      In connection with any registration pursuant to
Section 8(a) or (b): (i) the Stockholder shall only be responsible for applicable agent fees, transfer taxes, discounts and commissions and underwriting discounts and commissions related to shares of Subject Stock being sold by the Stockholder and (ii) the Company shall pay all other fees and expenses in connection with any registration statement under this Agreement, including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws, fees and disbursements of the Company's counsel and accountants and any disbursements of underwriters customarily paid by issuers in secondary offerings and the fees and disbursements of only one Stockholder's counsel.

                 (f) In the case of any offering registered pursuant to this Section 8, the Company agrees to indemnify and hold the Stockholder, each underwriter, if any, of the Subject Stock under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any officer, employee or partner of the foregoing, harmless against any and all losses, claims, damages or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively "Losses"), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock (as amended if the Company shall have filed with the Commission any amendment thereof), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Subject Stock (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 8(f) shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Company by the Stockholder or any such underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

                 (g) In the case of each offering registered pursuant to this Section 8, the Stockholder and each underwriter, if any, participating therein shall agree, substantially in the same manner and to the same extent as set forth in paragraph (f) of this Section 8, severally to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by the Stockholder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

                 (h) Each party indemnified under paragraph (f) or (g) of this Section 8 shall, promptly after receipt of notice of the commencement of any claim against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (f) or (g) of this Section 8, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any action in respect of which indemnification may be sought hereunder shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (f) or (g) of this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party in which event the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel).

                 (i) If the indemnification provided for in this Section 8 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect of which this Section 8 would otherwise apply by its terms (other than by reason of exceptions provided in this Section 8), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, each party's relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding, to the extent such party could have been indemnified for such expenses if the indemnification provided for in this
Section 8 was available to such party.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(i) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 (j) The Parties acknowledge and agree that the indemnification provisions set forth in this Section 8 shall not be subject in any manner to any indemnification provisions contained in the Transaction Agreement.

                 (k) Notwithstanding any provision of Section 7 hereof, the Stockholder and its controlled affiliates shall be free to sell Subject Stock that is subject to a registration pursuant to Section 8(a) or (b), free of any right of first refusal on the part of the Company; provided, however, that upon receipt by the Company of a Stockholder Demand or a Stockholder Request, the Company shall have the right, exercisable by written notice of exercise given to the Stockholder or its controlled affiliate within five business days following receipt by the Company of the Stockholder Demand or Stockholder Request, as the case may be, to purchase all, but not less than all of the Voting Securities specified in such Stockholder Demand or Stockholder Request, as the case may be, at a price per share equal to 98.5% of the quotient of (a) the sum of the closing prices of the Common Stock on the NYSE for each of the five business days immediately preceding the date of the Stockholder Demand or Stockholder Request, as the case may be, divided by (b) five. In the event that the Company exercises its option to purchase all, but not less than all, of the Voting Securities subject to the Stockholder Demand or Stockholder Request, as the case may be, the closing of the purchase of such Voting Securities shall take place as promptly as practicable, but in no event shall such closing take place more than five business days after the date the Company gives notice of such exercise.

         9.      Legend on Certificates.

                 (a) The Stockholder hereby acknowledges and agrees that, during the Term, each of the certificates representing Voting Securities received or acquired by the Stockholder or any controlled affiliate in accordance with this Agreement shall be subject to stop transfer instructions and shall include the following legend, to the extent applicable:

                          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The shares represented by this certificate may not be transferred whether by sale, assignment, pledge, encumbrance, gift, bequest, appointment or otherwise, and Alliant Techsystems Inc. ("Alliant Techsystems") will not register the transfer of such shares, except pursuant to and subject to that certain Stockholder's Agreement between Alliant Techsystems and Hercules Incorporated. A copy of such agreement is on file with the Secretary of Alliant Techsystems.

                 The Company agrees (i) to have such legend removed promptly upon the sale or other disposition of any Voting Securities pursuant to Section 7(b) (v) or Section 8 hereof and (ii) to have such legend (other than the first sentence thereof) removed promptly following any sale or other disposition of Voting Securities permitted by this Agreement or the expiration of the Term.

         10.     Rights Plan.     The Company agrees that, during the Term, so
long as the Stockholder is in compliance with its obligations under Sections 5 and 6 of this Agreement, the Company shall not declare the Stockholder to be an "Adverse Person" under the Rights Plan or take other action under the Rights Plan, or a successor plan, which would treat the Stockholder as an "Acquiring Person" or similar entity under the Rights Plan or a successor plan. For purposes of this Agreement, the term "Rights Plan" shall mean the Rights Agreement, dated as of September 28, 1990, between the Company and Manufacturers Hanover Trust Company, now operating under the name of Chemical Bank, as amended.

         11. Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         12.     Amendment and Modification.  Subject to applicable law and
Section 6 hereof, this Agreement may be amended, modified and supplemented only by written agreement of the Company and the Stockholder; provided, however, that any amendment or modification of Section 3 (with respect to the number of Capstay designees on the Board only) or Section 4 hereof shall also require the consent of Capstay, so long as Capstay and its controlled affiliates own Voting Securities representing more than 2.5% of the Total Voting Power.

         13. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telecopier or air courier guaranteeing overnight delivery:

                 (a)      If to the Company, to:

                                  Alliant Techsystems Inc.
                                  600 Second Street NE
                                  Hopkins, Minnesota 55343-8384
                                  Telecopier:  (612) 931-5920
                                  Attention:  Daryl L. Zimmer, Esq.

                          with a copy to:

                                  Schulte Roth & Zabel
                                  900 Third Avenue
                                  New York, New York  10022
                                  Telecopier:  (212) 593-5955
                                  Attention:  Marc Weingarten, Esq.

or to such other person or address as the Company shall furnish to the Stockholder and Capstay in writing;

                 (b)      If to the Stockholder, to:

                                  Hercules Incorporated
                                  Hercules Plaza, Room 8410 NE
                                  Wilmington, Delaware 19894-0001
                                  Telecopier: (302) 594-7252
                                  Attention:  Michael B. Keehan, Esq.
                                              Vice President and General Counsel

                          with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom
                                  One Rodney Square
                                  Box 636
                                  Wilmington, Delaware  19899
                                  Telecopier: (302) 651-3001
                                  Attention:  Robert B. Pincus, Esq.

or to such other person or address as the Stockholder shall furnish to the Company and Capstay in writing.

                 (c)      If to Capstay, to:

                                  Capstay Partners, L.P.
                                  450 Park Avenue
                                  Suite 1902
                                  New York, New York 10022
                                  Telecopier: (212) 319-4419
                                  Attention:  Joel M. Greenblatt

or to such other person or address as Capstay shall furnish to the Company and the Stockholder in writing.

         All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if sent by registered first-class mail; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

         14. Severability. In the event that any provision(s) of this Agreement shall be held illegal, invalid or unenforceable under applicable law, then such illegality, invalidity or unenforceability shall not affect any other provisions(s) hereof and this Agreement shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is not part of this Agreement; provided, however, (i) if the deletion of any provision of this Agreement frustrates a material purpose or right of the Company or the Stockholder, then such Company or Stockholder may terminate this Agreement forthwith and without further liability or obligation and (ii) absent such frustration and to the extent legally possible, the Company and the Stockholder shall seek in good faith alternate provisions or arrangements to achieve the same purposes as such provision.

         15. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors (including any successor by merger, reorganization, consolidation or other business combination) and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         16. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

         17. Jurisdiction and Venue. The Company, the Stockholder and Capstay hereby agree that any suit, claim, action or proceeding relating to or arising under this Agreement shall be brought exclusively in a state court of Delaware (a "Delaware Court"). Each of the Company, the Stockholder and Capstay hereby consents to personal jurisdiction in any such action brought in any such Delaware Court, consents to service of process upon it and waives any objection it may have to venue in any such Delaware Court or to any claim that any such Delaware Court is an inconvenient forum. The Company, the Stockholder and Capstay hereby waive trial by jury in any suit, claim, action or proceeding in any court relating to or arising under this Agreement. The Company, the Stockholder and Capstay confirm that the foregoing waiver is informed and freely made.

         18. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         19. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         20. Entire Agreement. This Agreement and the Transaction Agreement set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. Capitalized terms used in this Agreement which are not defined herein have the respective meanings set forth in the Transaction Agreement.

         21. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto (including Capstay Partners, L.P.) and their successors or assigns, any rights or remedies under or by reason of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.




ALLIANT TECHSYSTEMS INC.                           HERCULES INCORPORATED

By  /s/  Daryl L. Zimmer                           By  /s/ R. Keith Elliott

Name and Title                                     Name and Title


Agreed for purposes of Section 4 hereof only:

CAPSTAY PARTNERS, L.P.

By:  Gotham Capital Partners, L.L.C.

By /s/ Daniel L. Nir
   -----------------------------------------
         Daniel L. Nir, Managing Member
         Name and Title





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